Exhibit 107.01

Calculation of Filing Fee Table

Form S-3ASR

(Form Type)

OGE Energy Corp.	Oklahoma Gas and Electric Company

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.01 per share of OGE Energy Corp.	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities of OGE Energy Corp.	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities of Oklahoma Gas and Electric Company	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					(1)		(2)
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							(2)
(1)
There are being registered hereunder a currently indeterminate number of shares of common stock, par value $0.01 per share, of OGE Energy Corp. and a currently indeterminate principal amount of debt securities of OGE Energy Corp. and debt securities of Oklahoma Gas and Electric Company, in each case as may from time to time be offered at indeterminate prices.
(2)
In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrants are deferring payment of the registration fee.